Exhibit 5.1

May 4, 2026

Brazil Potash Corp.

198 Davenport Road

Toronto, Ontario M5R 1J2

Re: Brazil Potash Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Brazil Potash Corp., an Ontario corporation (the “Corporation”), in connection with the Registration Statement of the Corporation on Form F-3 (File No. 333-294964) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2026, which was declared effective on April 16, 2026, under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by the Corporation of up to US$250,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated April 9, 2026, and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed by the Corporation with the Commission on May 1, 2026 pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Corporation of (i) an aggregate of 7,000,000 common shares (the “Offered Shares”), no par value per share, in the capital of the Corporation (the “Common Shares”) (which includes up to 3,300,000 Offered Shares issuable pursuant to the exercise of the option to purchase additional Common Shares granted to the Underwriters (as hereinafter defined), if exercised) at a purchase price of US$2.50 per Offered Share, and (i) 18,300,000 pre-funded warrants of the Corporation (each, a “Pre-Funded Warrant” and, together with the Offered Shares, the “Securities”), at a price of US$2.499 per Pre-Funded Warrant, to purchase Common Shares (each, a “Pre-Funded Warrant Share”), at an exercise price of US$0.001 per Pre-Funded Warrant Share, pursuant to the underwriting agreement dated May 1, 2026 (the “Underwriting Agreement”), by and between the Corporation and Canaccord Genuity LLC, as representative to the several Underwriters named in Schedule A attached thereto (the “Underwriters”).

Documents Reviewed

For the purposes of this opinion, we have examined and relied on, among other things, the following:

(a)

a certificate of even date herewith of the Chief Executive Officer of the Corporation with respect to certain factual matters, and enclosing copies of, inter alia, the articles and by-laws of the Corporation and resolutions passed by the directors of the Corporation (or, as applicable, the pricing committee thereof) that relate to the Prospectus Supplement and the Underwriting Agreement and the actions to be taken in connection therewith (the “Officer’s Certificate”);

(b)	an executed copy of the Underwriting Agreement;

(c)	the form of certificate representing the Pre-Funded Warrants; and

(d)	a certificate of status, dated May 1, 2026, issued by the Ministry of Public and Business Service Delivery (Ontario) in respect of the Corporation (the “Certificate of Status”).

In preparation for the delivery of this opinion letter, we have examined the above-mentioned documents, and we have examined all such other documents and made such other investigations as we consider relevant and necessary in order to give this opinion letter. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion letter, which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation including, without limitation, the Certificate of Status and the Officer’s Certificate.

Assumptions

For purposes of the opinions set forth below, we have assumed:

(a)	the legal capacity of all individuals;

(b)

the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as originals, and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied, photostatic, electronically transmitted copies (including commercial reproductions);

(c)	the identity and capacity of any person acting or purporting to act as a corporate or public official;

(d)	the accuracy and completeness of all information provided to us by public officials or offices of public record;

(e)	the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer’s Certificate);

(f)	the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

(g)

the Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws, in the manner stated in the Prospectus Supplement, and in accordance with the terms and conditions set forth in the Underwriting Agreement; and

(h)	that the facts stated in the Certificate of Status continue to be true and correct as at the date hereof.

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

Qualifications

When our opinion refers to the Offered Shares or Pre-Funded Warrant Shares to be issued as being “fully paid and non-assessable”, such opinion indicates that the holder of such Offered Shares or Pre-Funded

Warrant Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Offered Shares or Pre-Funded Warrant Shares in order to complete payment for the Offered Shares to satisfy claims of creditors, or otherwise. No opinion is expressed as to the adequacy of any consideration received for such Offered Shares or Pre-Funded Warrant Shares.

Laws

We are qualified to practise law only in the Province of Ontario. Our opinions below are limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion letter and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other United States federal or state laws, rules or regulations applicable to the Corporation.

Reliance

In rendering our opinion in paragraph 1 below as to the valid existence of the Corporation, we have relied solely on the Certificate of Status.

Opinions

Based and relying upon and subject to the foregoing and the qualifications expressed below, we are of the opinion that:

1.	The Corporation is a corporation existing under the Business Corporations Act (Ontario) and has not been dissolved.

2.

The Offered Shares have been duly authorized by all necessary corporate action on the part of the Corporation and, when issued in accordance with the provisions of the Underwriting Agreement, including receipt by the Corporation of payment in full for the Offered Shares, such Offered Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

3.

The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Corporation and, when issued and delivered in accordance with the terms and conditions of the Underwriting Agreement and in the manner described in the Prospectus Supplement, will be validly created and issued by the Corporation on the terms set out in the certificates representing the Pre-Funded Warrants.

4.

The Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants have been reserved for issuance and such Pre-Funded Warrant Shares, when issued and delivered by the Corporation in accordance with the terms of the Pre-Funded Warrants, against payment for the exercise price therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

This opinion letter has been prepared for use in connection with the filing by the Corporation of a Current Report on Form 6-K relating to the offer and sale of the Securities, which Form 6-K will be incorporated by reference into the Registration Statement and Prospectus Supplement. We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and the filing of this opinion letter with the Commission as Exhibit 5.1 to the above-described Form 6-K of the Corporation. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is furnished to and for the sole benefit of the Corporation in connection with the filing of the above-described Form 6-K, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. No opinion is expressed as to the contents of the Registration Statement, the Prospectus Supplement or the above-described Form 6-K, other than the opinions expressly set forth herein relating to the Securities.

This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any obligation or duty to update this opinion letter after the date hereof to reflect, or to advise you of, any changes in applicable laws or other circumstances stated or assumed herein, and express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Yours truly,

(signed) “Wildeboer Dellelce LLP”